AMRESCO, INC.

                 EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
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                                      Three Months Ended       Nine Months Ended
                                         September 30,            September 30,
                                        1997      1996           1997        1996
 Primary:
Net income                          $15,336,000  $8,556,000   $36,383,000  $ 20,699,000

Weighted average common shares       36,318,936  26,964,529    35,417,398    26,843,989
 outstanding
Net effect of dilutive stock options
 based on the Treasury stock method
 using average market price           1,168,540   1,039,986       883,350       803,640
 Total                               37,487,476  28,004,515    36,300,748    27,647,629

 Earnings per share                       $0.41      $0.31          $1.00         $0.75

 Fully diluted:
 Net income                         $15,336,000 $8,556,000    $36,383,000   $20,699,000
Interest expense related to
 convertible debentures, net
 of income tax expense                             549,000                    1,647,000
Adjusted net income                 $15,336,000 $9,105,000    $36,383,000   $22,346,000
Weighted average common
 shares outstanding, assuming
 conversion of convertible
 debentures to 3,600,000 shares      36,318,936 30,564,529     35,417,398    30,443,989
 of common stock in November 1995
Net effect of dilutive stock options
 based on the Treasury stock method
 using the higher of average or       1,441,843  1,096,673      1,003,701     1,014,820
 or ending market price
 Total                               37,760,779 31,661,202     36,421,099    31,458,809

 Earnings per share                       $0.41      $0.29          $1.00         $0.71
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